Exhibit 16.1

January 27, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountant for U Power Limited (the “Company”). We have read the disclosures under “Item 4.01. Changes in Registrant’s Certifying Accountant” in the Company’s current report on Form 6-K, to be filed on or about January 27, 2026, and we are in agreement with the disclosures thereunder as it relates to our firm. We have no basis to agree or disagree with other statements contained under such Item 4.01.

/s/ HHL LLP

HHL LLP